Exhibit 10.10

QTS ROTHE JV, LLC	August 21, 2023

JOINT VENTURE AGREEMENT

QTS Rothe JV, LLC

a Texas Joint Venture

This HUBZone Joint Venture Agreement (“Agreement”) is made and entered into this this 21st day of August 2023 by and between Qualified Technical Services, Inc. (QTS), a Texas HUBZone corporation with its principal place of business at 18096 Kings Row, Suite F, Houston, TX 77058 and Rothe Enterprises, Inc. (REI), a Texas HUBZone corporation with its principal place of business at 229 Sandhill, St., Webster, TX 77598 (collectively referred to as the “Parties” or “Joint Venturers”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, QTS and REI hereby agree as follows:

1.0 Purpose. The purpose of this Joint Venture limited liability company shall be to pursue NASA, DoD, and Federal contract opportunities that maximize the joint capabilities of the Parties, and submit proposals in response to Request for Proposals (RFPs) (hereinafter the resultant award of such RFPs will be referred to as “the Contract(s)”), and, if successful, to enter into and deliver Laboratory Testing and other technical services to NASA, DoD or equivalent customers, for the term of the agreement, any given Contract(s) won, and any option which might be tendered. Upon identification of a specific opportunity, that parties shall execute an amendment to this Agreement, that a minimum shall include pursuit specific information, including exclusivity, workshare, proposal support roles and responsibilities for the identified opportunity.

This Joint Venture is arranged as a result of a Small Business Administration (SBA) Mentor-Protege Program (MPP) Agreement between the venturers, as established pursuant to 13 CFR 125.9, and approved by the SBA on August 21, 2023, effective for six (6) years from that date. REI is the mentor; QTS is the protege.

1.1 Name. To this purpose, QTS and REI do hereby set forth in this Agreement the terms and conditions of their Joint Venture to be known as QTS Rothe JV, LLC (“Joint Venture”).

1.2 Formation. The Venturers do hereby form the Joint Venture as a Texas limited liability company under the Texas Business Organizations Code, with the purpose of conducting any lawful business for which limited liability companies may be organized under the laws of the state of Texas. The Venturers hereby adopt and approve the certificate of formation of the Joint Venture filed with the Secretary of State. The Joint Venture shall maintain its principal place of business at 18096 Kings Row, Suite F, Houston, TX 77058 or as may be otherwise agreed upon by the Venturers.

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2.0 Managing Venturer. QTS, the small business participant, is the Managing Venturer of the Joint Venture, and will be named in the Joint Venture’ s certificate of formation filed with the Texas Secretary of State. The Managing Venturer will make all decisions regarding the management of the Joint Venture, with the exception of those requiring unanimous consent of the Venturers as specified in items (i) through (vi) as follows:

(i) A material change in the purpose or the nature of the Joint Venture’s business;

(ii) The authorization of any transaction, agreement, or action on behalf of the Joint Venture that is unrelated to its purpose as set forth in the Certificate of Formation, if any such purposes is specified or that otherwise contravenes this Agreement;

(iii) The authorization of any act that would make it impossible to carry on the ordinary business of the Joint Venture, including any sale, lease, or other disposition of all or substantially all of the assets of the Joint Venture;

(iv) Knowingly do any act that would subject any Venturer to liability for the obligations of the Joint Venture in any jurisdiction;

(v) Termination of the Mentor Protege relationship, as identified in the MPP Agreement, per SBA rules and the Code of Federal Regulations (CFR), and

(vi) The amendment of this Agreement.

(vii) Making any expenditure or incurring any indirect obligation by or of the Joint Venture in excess of amount defined in Appendix A.

2.1 QTS Rothe JV Responsible Manager. John Owens is an employee of QTS and is the Responsible Manager of this Joint Venture (“Responsible Manager”). He is the direct manager of any on-site Program Manager who is responsible for the performance of an awarded Contract and overseeing the jobsite (see 7.0). The Responsible Manager reports to and implements the instructions of the Joint Venture.

Any Venturer desiring to bring a management decision to the attention of the Managing Venturer can call a meeting of the Venturers. Notice of the meeting must be sent to each Venturer at least three (3) days before the meeting. Notice of such meeting may be waived in writing before or after such meeting, and such waiver will be equivalent to the giving of notice. Attendance of a representative of any Venturer at a meeting will constitute a waiver of notice thereof, except where such Venturer attends for the express purpose of objection to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Venturers need be specified in the notice or waiver of notice of such meeting. Meetings may take place in person, by conference call, or by any other means permitted under the Texas Business Organization Code. The presence of the Managing Venturer is required to make a decision.

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3.0 Percentage Ownership. Each Venturer’s respective interest in the Joint Venture (hereinafter called “Percentage Ownership Interest”) is indicated below:

QTS - Fifty-one percent (51%)

REI- Forty-nine percent (49%)

4.0 Distributive Share. The net operating income and net operating loss of the Joint Venture shall be allocated and shared between and shared by the Joint Venture Parties in proportion to their Contract Percentage of Participation, as further addressed in Appendix A.

5.0 Bank Account. The operating account (“Operating Account”) for this Joint Venture shall be established at Well Fargo Bank. The Operating Account shall be established in the name of the Joint Venture.

A. The Managing Venturer is hereby authorized to establish such account and complete, sign, and deliver any banking resolutions reasonably required by the respective financial institution in order to establish the account.

B. All funds of the Joint Venture, including payments due the Joint Venture for the performance of the Contract(s), shall be deposited into the Operating Account; and all expenses of the Joint Venture, including expenses incurred under the Contract(s), shall be paid out from the Operating Account.

C. Signatories: The Operating Account shall require the signature or consent of both parties for any payments made by the joint venture to its members for services performed.

6.0 Resources. Major equipment, facilities and all other resources will be furnished as detailed in Appendix A by each Joint Venturer.

7.0 Contract Oversight. As the Managing Venturer, QTS has the ultimate responsibility for contractual performance of the joint venture. Each on-site Program Manager shall be delegated the responsibility for day-to-day management and administration of a Contract held by the Joint Venture. Each party of the Joint Venture has the right to visit the Contract site to evaluate Contract performance.

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8.0 Source of Labor. For all intents and purposes, the Joint Venture shall be an unpopulated venture. Therefore, the Joint Venture will allow for a blended pool of labor employees of each of the Joint Venture parties. As the Managing Venturer, QTS will have the first right to refuse employment during the performance phase of the Contract. The Joint Venturers will ensure that the Joint Venture and the small business partner(s) to the Joint Venture will meet the performance of work requirements set forth in 13 CFR 125.8(c).

The work performed by QTS will be more than administrative or ministerial functions so that it gains substantive experience. When the Joint Venture is the Prime Contractor on any contract set aside or reserved for small business, the Joint Venture shall perform the applicable percentage of work required by 13 CFR 125.6. The amount of work performed by the Joint Venture partners will be aggregated and the work performed by the small business protege partner must be at least forty percent (40%) of the total work performed by the Joint Venture. All work done by the mentor and any of its affiliates at any subcontracting tier will be counted.

9.0 Negotiating Small Business Contract. As the representative of QTS and the Joint Venture, the JV Responsible Manager shall be responsible for negotiating the original and subsequent Contract(s), should negotiations be required by NASA and/or other agency and for any other subsequent negotiations necessary to perform the work of the Joint Venture.

10.0 Ensured Performance. QTS and REI are hereby obligated to ensure performance of the Contract(s) and to complete performance despite the withdrawal of any party to the Joint Venture. The individual parties to the joint venture will be responsible for the complete performance of the contract.

11.0 Administrative Records & Accounts. The following accounting and other administrative records (physical and electronic), including the books of the Joint Venture and any other records relating to the Joint Venture, shall be kept and maintained at the office of QTS, unless written approval to keep them elsewhere is granted by the SBA District Director or his/her designee upon written request:

(i) An up-to-date list of the Venturers, each of their respective full legal names, last known business or residence address, Capital Contributions, and Ownership Interests;

(ii) A copy of the Joint Venture’ s federal, state, and local tax information and income tax returns and reports, if any, for the six most recent taxable years;

(iii) Copies of powers of attorneys;

(iv) A copy of the certificate of formation of the Joint Venture, as may be amended from time to time (“Certificate of Formation”); and

(v) An original signed copy, which may include counterpart signatures, of this Agreement, and any amendments to this Agreement, signed by all then-current Venturers.

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The Joint Venture shall maintain complete accounting records of the Joint Venture’ s business, including a full and accurate record of each Joint Venture transaction. The records shall be kept at the principal place of business of the Managing Venturer and shall be open to inspection and copying by Venturers during normal business hour upon reasonable notice by the Venturer wishing to inspect or copy the records or their authorized representatives, for purposes reasonably related to the Membership Interest of such Venturers. The costs of the inspection and copying will be borne by the respective Venturer.

11.1 Accounting and Tax Year and Method. The accounting and tax year for the Joint Venture shall be the calendar year, and the accounting and tax method of the Joint Venture shall be the accrual basis of accounting.

11.2 Income Tax Returns. Within sixty (60) days after the end of each taxable year, the Joint Venture will use its best efforts to provide each of the Venturers all information necessary for the Venturers to complete their federal and state tax information, returns, and reports and a copy of the Joint Venture’s federal, state, and local tax information or income tax returns and reports for such year.

11.3 Partnership Representative. The Responsible Manager of the Joint Venture is hereby designated as the Joint Venture’s “partnership representative” within the meaning of IRC Section 6223(a), unless and until another Person is designated as such from time to time by the Responsible Manager.

12.0 Retention of Final Records. Accounting and other administrative records (physical and electronic), including the final original records of the Joint Venture and any other records relating to the Joint Venture, shall be retained at the office of QTS upon completion of the Contract(s) performed by the Joint Venture.

13.0 Certification of Compliance. Prior to the performance of a contract set aside or reserved for small business, the Joint Venture shall submit a written certification to the contracting officer and SBA, signed by an authorized official of each Joint Venture Partner, stating as follows:

(1) The parties have entered into a Joint Venture Agreement that fully complies with 13 CFR 125.8(b); and

(2) The parties will perform the Contract in compliance with the Joint Venture Agreement and with the performance of work requirements set forth in 13 CFR 125.8(c).

14.0 SBA Inspection Rights. The Joint Venturers will allow SBA’s authorized representatives, including representatives authorized by the SBA Office of Inspector General (OIG), access to its files to inspect and copy all records and documents relating to the Joint Venture during normal business hours.

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15.0 Performance of Work Reports. The Managing Venturer will describe how it is meeting or has met the applicable performance of work requirements for each Contract(s) seat side or reserved for small business by annually submitting a report to the Contracting Officer(s) and to the SBA, signed by an authorized official of each Joint Venture Partner, explaining how the performance of work requirements are being met for the Contract(s).

At the completion of the every contract set aside or reserved for small business that is awarded to the Joint Venture and upon request by the SBA or the relevant contracting officer prior to contract completion, the Managing Venturer will submit a report to the Contracting Officer and to the SBA, signed by an authorized official of each Joint Venture Partner, explaining how and certifying that the performance of work requirements were met for the Contract(s), and further certifying that the Contract(s) was performed in accordance with the provisions of the Joint Venture Agreement.

16.0 Miscellaneous.

16.1 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the other party’s place of business contained, or (ii) hand delivered to the intended party and written evidence thereof is obtained, or

(iii) if delivered electronically, with verified receipt.

16.2 Governing Law and Forum. This Agreement shall be construed and administered in accordance with the laws of the State of Texas.

16.3 Assignment. The rights and obligations of either party under this Agreement may not be assigned without prior written consent of the other party.

16.4 Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired and shall continue in full force and effect.

16.5 Mediation. If any controversy or claim arising cannot be agreed upon by the Joint Venturers, the controversy or claim shall be resolved exclusively by confidential binding arbitration, under the JAMS commercial arbitration rules in existence at the commencement of the arbitration, before one arbitrator chosen by JAMS. Arbitration will take place in the state of Texas, subject to the full scope of legal discovery, in a timely manner (i.e. compatible with the timeline defined herein), at the expense of the companies. The Mediator shall decide, resolve, and determine the claim or controversy. The mediator cannot make a finding, ruling, or enter an order that would be in conflict with or prohibited by SBA regulations, guidance, or information notices governing joint ventures. The written decision of the Mediator shall be final and conclusive upon the Venturers. Any ruling or finding by the mediator that amends the joint venture agreement must be approved by SBA. If not approved by SBA such ruling(s) or finding(s) shall have no effect. Judgment on such decision may be entered in the highest court or forum having jurisdiction. While the mediation proceeding is pending, work on the Contract will continue without interruption until completion. The cost of the mediation shall be borne equally between the Joint Venturers.

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16.6 Further Action. Each Venturer agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

16.7 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other Person or entity will have or acquire any right by virtue of this Agreement. This Agreement will be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

16.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Venturers signed the same copy. All counterparts will be construed together and will constitute one agreement.

16.9 Conflict with SBA’s Rules. If any provision contained in this agreement is in conflict with or prohibited by SBA rules, regulations, information notices or guidance concerning joint ventures, such provision(s) shall be null and void ab initio, or interpreted in a manner that is consistent with SBA rules, regulations, information notices or guidance.

16.10 Conflict with Other Organizational Documents. If any provision contained in this agreement is in conflict with the provisions contained in any other organizational documents relating to the Joint Venture, including any operating agreement of the limited liability company formed pursuant to this agreement, this Joint Venture Agreement shall be the controlling agreement.

16.11 Entire Agreement. This Agreement, along with the Certificate of Formation and LLC Operating Agreement (if applicable) (together, the “Organizational Documents”), and applicable Contract(s), constitutes the entire understanding of the parties with respect to the subject matter. All prior promises, understandings, or agreements are merged into this Agreement except as otherwise required by the Texas Business Organizations Code. There are no representations, agreements, arrangements, or undertakings, oral or written, between or among the Venturers relating to the subject matter of this Agreement that are not fully expressed in the Organizational Documents. This Agreement may not be modified or amended in any respect, except in writing signed by all the Venturers, except as otherwise required or permitted by the Texas Business Organizations Code.

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IN WITNESS WHEREOF, the Venturers have executed or caused to be executed this Joint Venture Agreement and do each hereby represent and warrant that their respective signatory, whose signature appears below, has been and is, on the date of this Agreement, duly authorized to execute this Agreement this 21st day of August 2023.

Agreed:

For: Qualified Technical Services, Inc. (QTS)	For: Rothe Enterprises, Inc. (REI)

/s/ John Owens	/s/ Karen Wheeler Hall
Signature	Signature

John Owens	Karen Wheeler Hall
Name	Name

General Manager	Owner
Title	Title

08/21/2023	08/21/2023
Date	Date

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Appendix A - JV Resources

Facilities

●	QTS to provide Texas office space as required.

●	REI to provide Texas office space as required.

Business Office and Services

●	JV to procure business office and support services from QTS.

Expenditures and Obligations

●	The Venturers may not make any expenditure that incurs any indirect obligation to the Joint Venture greater than $2500 without the consent of the other Venturer.

Contributions, Allocations, & Distributions

●	Initial Contribution to the Venture. The Venturers shall contribute property to the Joint Venture and their Capital Accounts shall each be credited with the appropriate value of such contribution in accordance with their Venture Interests:

Initial Contribution: $1,500.00

QTS: $765.00

REI: $735.00

●	Additional Contributions. Except as otherwise required by law or this Agreement, the Venturers shall not be required to make any further capital contributions to the Joint Venture.

●	Allocations. Any item of income, gain, loss, deduction, or credit of the Joint Venture shall be allocated for accounting and tax purposes on a pro rata basis in proportion to the respective Percentage of Participation of each Venturer.

●	Distributions. The Joint Venture shall have the right to make distributions of cash and property to the Venturers. The timing and amount of distributions shall be determined by the Managing Venturer.

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Appendix B - Indemnification, Limited Liability, Authority

Indemnification. The Venturers agree to indemnify each other, and to hold the other harmless from, any and all losses of the Joint Venture that are in excess of such other Venturer’s Percentage of Participation. Provided that the provisions of this subsection shall be limited to losses that are directly connected with or arise out of the performance of the Project and/or the execution of any bonds or indemnity agreements in connection therewith and shall not relate to or include any incidental, indirect or consequential losses that may be sustained or suffered by a Party.

Limited Liability; No Authority. A Venturer shall not be bound by, or be personally liable for, the expenses, liabilities, debts, contracts, or obligations of the Joint Venture, except as otherwise provided in this Agreement or as required by the Texas Business Organizations Code. Unless expressly provided in this Agreement, no Venturer, acting alone, has any authority to undertake or assume any obligation, debt, or responsibility, or otherwise act on behalf of, the Joint Venture or any other Venturer.

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Appendix C - Definitions

Capitalized terms used in this Agreement have the meanings specified in this Appendix or elsewhere in this Agreement and, if not so specified, have the meanings set forth in the Texas Business Organizations Code.

“Agreement” means this Joint Venture Agreement, as may be amended from time to time.

“Capital Account” means, with respect to any Venturer, an account consisting of such Venturer’s Capital Contribution, (1) increased by such Venturer’s allocated share of income and gain, (2) decreased by such Venturer’s share of losses and deduction, (3) decreased by any distributions made by the Joint Venture to such Venturer, and (4) otherwise adjusted as required in accordance with applicable tax laws.

“Capital Contribution” means, with respect to any Member, the total value of (1) cash and the fair market value of property other than cash and (2) services that are contributed and/or agreed to be contributed to the Company by such Member, as listed on Exhibit A, as may be updated from time to time according to the terms of this Agreement.

“Exhibit” means a document attached to this Agreement labeled as “Exhibit A,” “Exhibit B,” and so forth, as such document may be amended, updated, or replaced from time to time according to the terms of this Agreement.

“Percentage of Participation” means the Venturer’s share of work on the Contract(s) as proscribed by the performance of work requirements set forth in 13 CFR 125.8(c).

“Person” means an individual (natural person), partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

“Venturer” means such Person who acquires a Venture Interest pursuant to this Agreement. The Venturers are listed on Exhibit A, as may be updated from time to time according to the terms of this Agreement. Each Member has the rights and obligations specified in this Agreement.

“Venture Interest” means the entire ownership interest of a Venturer in the Joint Venture at any particular time, including the right to any and all benefits to which a Venturer may be entitled as provided in this Agreement and under the Texas Business Organizations Code, together with the obligations of the Venturer to comply with all of the terms and provisions of this Agreement.

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